Exhibit 99.1

VII PEAKS CO-OPTIVIST INCOME BDC II, INC.

LETTER TO SHAREHOLDERS

OCTOBER 1, 2018

We would like to take this opportunity to give you an update on the Fund.

The Fund has not made a distribution since the declared distribution from March 2018. We are currently working vigorously to restore liquidity back in the Fund that will be in excess of the capital needed to run Fund operations, so that the Fund can be in a position to resume regular distributions. While the amount and timing of distributions are at the discretion of the Fund’s Board of Directors, after making distributions consistently since the inception of the Fund, we understand and appreciate your frustration around timing of the resumption of distributions.

The Fund is currently owed interest and loan repayments from two of its portfolio companies. The Fund expected to receive one of the loan repayments at the end of April 2018. To date, the Fund has received partial loan repayments at par from one of the companies. This portfolio company continues to miss extension deadlines to repay the balance of the loans. At this stage as the Senior Lender, we have asked the Fund’s counsel to formally communicate to the portfolio company the Fund’s reservation of rights and conditions around further loan extensions including full repayment.

We will continue to work to receive full loan repayments using every right as the Senior Lender and resume distributions after repayment is received. While the Fund has received partial loan repayments at par and currently has the expectation to receive the balance at par as well, we are working to reinstate smaller distributions until these outstanding loans and interest are paid in full.

Sincerely,

Gurpreet S. Chandhoke

Chief Executive Officer

VII Peaks Co-Optivist Income BDC II, Inc.